Exhibit 99.4

Akari Therapeutics Company Presentation March 2024

Forward-Looking Statements

This communication relates to the proposed transaction pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), by and among Akari Therapeutics, Plc, a public company limited by shares incorporated in England and Wales ("Akari"), Pegasus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Akari and Peak Bio, Inc. ("Peak Bio") and includes express or implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, about the proposed transaction between Peak Bio and Akari and the operations of the combined company that involve risks and uncertainties relating to future events and the future performance of Akari and Peak Bio. Actual events or results may differ materially from these forward-looking statements. Words such as "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "project," "potential," "continue," "future," "opportunity" "will likely result," "target," variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding: the Merger (as defined in the Merger Agreement) and related matters, including, but not limited to, satisfaction of closing conditions to the proposed transaction, prospective performance and opportunities with respect to Akari or Peak Bio, post-closing operations and the outlook for the companies' businesses; Akari's, Peak Bio's or the combined company's targets, plans, objectives or goals for future operations, including those related to Akari's and Peak Bio's product candidates, research and development, product candidate introductions and product candidate approvals as well as cooperation in relation thereto; projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures; future economic performance, future actions and outcome of contingencies such as legal proceedings; and the assumptions underlying or relating to such statements.

These statements are based on Akari's and Peak Bio's current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing for completion of the proposed transaction; uncertainties as to Peak Bio's and/or Akari's ability to obtain the approval of Akari's shareholders or Peak Bio's stockholders required to consummate the proposed transaction; the possibility that competing offers will be made by third parties; the occurrence of events that may give rise to a right of one or both of Akari and Peak Bio to terminate the Merger Agreement; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay, or refuse to grant approval, if required, for the consummation of the proposed transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of consents or regulatory approvals or actions, if any; the possibility that the proposed transaction may not be completed in the time frame expected by Akari and Peak Bio, or at all; the risk that Akari and Peak Bio may not realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transaction on relationships with Akari's or Peak Bio's employees, business or collaboration partners or governmental entities; the ability to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the combined business after the consummation of the proposed transaction; potential negative effects related to this announcement or the consummation of the proposed transaction on the market price of Akari's American Depositary Shares or Peak Bio's common stock and/or Akari's or Peak Bio's operating or financial results; uncertainties as to the long-term value of Akari's American Depositary Shares (and the ordinary shares represented thereby), including the dilution caused by Akari's issuance of additional American Depositary Shares (and the ordinary shares represented thereby) in connection with the proposed transaction; unknown liabilities related to Akari or Peak Bio; the nature, cost and outcome of any litigation and other legal proceedings involving Akari, Peak Bio or their respective directors, including any legal proceedings related to the proposed transaction; risks related to global as well as local political and economic conditions, including interest rate and currency exchange rate fluctuations; potential delays or failures related to research and/or development of Akari's or Peak Bio's programs or product candidates; risks related to any loss of Akari's or Peak Bio's patents or other intellectual property rights; any interruptions of the supply chain for raw materials or manufacturing for Akari or Peak Bio's product candidates, the nature, timing, cost and possible success and therapeutic applications of product candidates being developed by Akari, Peak Bio and/or their respective collaborators or licensees; the extent to which the results from the research and development programs conducted by Akari, Peak Bio, and/or their respective collaborators or licensees may be replicated in other studies and/or lead to advancement of product candidates to clinical trials, therapeutic applications, or regulatory approval; uncertainty of the utilization, market acceptance, and commercial success of Akari's or Peak Bio's product candidates, and the impact of studies (whether conducted by Akari, Peak Bio or others and whether mandated or voluntary) on any of the foregoing; unexpected breaches or terminations with respect to Akari's or Peak Bios's material contracts or arrangements; risks related to competition for Akari's or Peak Bio's product candidates; Akari's or Peak Bio's ability to successfully develop or commercialize Akari's or Peak Bio's product candidates; Akari's, Peak Bio's, and their collaborators' abilities to continue to conduct current and future developmental, preclinical and clinical programs; potential exposure to legal proceedings and investigations; risks related to changes in governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing, development or commercialization of any of Akari's or Peak Bio's product candidates; unexpected increase in costs and expenses with respect to the potential transaction or Akari's or Peak Bio's business or operations; and risks and uncertainties related to epidemics, pandemics or other public health crises and their impact on Akari's and Peak Bio's respective businesses, operations, supply chain, patient enrollment and retention, preclinical and clinical trials, strategy, goals and anticipated milestones. While the foregoing list of factors presented here is considered representative, no list should be considered to be a complete statement of all potential risks and uncertainties. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. A more complete description of these and other material risks can be found in Akari's and Peak Bios's respective filings with the U.S. Securities and Exchange Commission (the "SEC"), including each of their Annual Reports on Form 20-F and 10-K, respectively, for the year ended December 31, 2022, subsequent periodic reports, and other documents that may be filed from time to time with the SEC. These risks, as well as other risks associated with the proposed transaction, will be more fully discussed in the joint proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed transaction, which joint proxy statement/prospectus will be mailed or otherwise disseminated to Akari's shareholders and Peak Bio's stockholders when it becomes available.

Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs and judgments of Akari's and Peak Bio's management, and the reader is cautioned not to rely on any forward-looking statements made by Akari or Peak Bio. Unless required by law, neither Akari nor Peak Bio is under no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this document, including without limitation any financial projection or guidance, whether as a result of new information, future events or otherwise.

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Additional Disclaimers

AKARI THERAPEUTICS

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to subscribe for, buy or sell or the solicitation of an offer to subscribe for, buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of, or offer to sell or buy, securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is for informational purposes only. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction, Akari and Peak Bio expect to file with the SEC a Registration Statement on Form S-4. The Registration Statement on Form S-4 will include a prospectus of Akari and a joint proxy statement of Akari and Peak Bio, and each party may also file other documents regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT ON FORM S-4, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, RELATED MATTERS AND THE PARTIES TO THE PROPOSED TRANSACTION.

You may obtain a free copy of the Registration Statement on Form S-4, joint proxy statement/prospectus and other relevant documents (if and when they become available) that are or will be filed with the SEC for free at the SEC's website at www.sec.gov. Copies of the documents filed with the SEC by Akari will be available free of charge on Akari's website at http://investor.akaritx.com/ or by contacting Akari's Investor Relations Department at http://investor.akaritx.com/investor-resources/contact-us. Copies of the documents filed with the SEC by Peak Bio will be available free of charge on Peak Bio's website at https://peak-bio.com/investors or by contacting Peak Bio's Investor Relations Department at https://peak-bio.com/contact.

Participants in the Solicitation

Akari, Peak Bio and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Akari, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Akari's Annual Report on Form 20-F for the year ended December 31, 2022 filed with the SEC on May 1, 2023, subsequent quarterly and current reports on Form 10-Q and -K, respectively, and other documents that may be filed from time to time with the SEC. Information about the directors and executive officers of Peak Bio, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Peak Bio's proxy statement for its 2022 Special Meeting of Stockholders, which was filed with the SEC on October 19, 2022, the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on June 29, 2023, subsequent quarterly and current reports on Form 10-Q and Form 8-K, respectively, and other documents that may be filed from time to time with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Security holders, potential investors and other readers should read the joint proxy statement/prospectus, included in the Registration Statement on Form S-4 carefully when it becomes available before making any voting or investment decision. You may obtain free copies of these documents from Akari or Peak Bio using the sources indicated above.

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4 DEFINITIVE AGREEMENT FOR MERGER OF EQUALS WITH PEAK BIO

Akari/Peak Bio Definitive Agreement/Merger of Equals

Akari Therapeutics and Peak Bio Announce Definitive Agreement to Merge as Equals Creating an Expanded Pipeline That Features a Novel Antibody Drug Conjugate (ADC) Toolkit

- Following closing, the combined company will have an expanded pipeline that contains multiple compelling assets spanning early and late development stages
- Key highlights of the merger include:
  - Peak Bio's innovative antibody drug conjugate (ADC) toolkit with novel toxin and linker technology, expected to be the merged company's lead asset: program includes a novel pre-clinical ADC candidate targeting TROP-2
  - Akari's nomacopan, a bispecific recombinant inhibitor of complement C5 and leukotriene B4 (LTB4), in Phase 3 for pediatric hematopoietic stem cell transplant-related thrombotic microangiopathy (HSCT-TMA)
  - Akari's long-acting version of nomacopan (PASylated-nomacopan) in the final stages of pre-clinical development for geographic atrophy (GA) with potential to address significant unmet needs
  - Peak Bio's Phase 2-ready neutrophil elastase inhibitor (NEI) targeting alpha-1 antitrypsin deficiency (AATD); program licensed from Bayer Healthcare and is a 5th generation neutrophil elastase inhibitor (NEI) targeting the inflammatory aspects of AATD, a rare condition
  - Strategic emphasis on business development and licensing with broad potential impact on patients
  - Proven leadership with extensive strategic and operational experience

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6 AKARI OVERVIEW

Akari Overview

AKARI THERAPEUTICS

2 IN 1

1. Novel Complement + LTB4 inhibitor

Nomacopan is a unique asset inhibiting 2 co-dependent, proinflammatory targets: complement C5 and leukotriene B4 (LTB4)

2. Broad potential

Potential for use in several diseases; commercial flexibility due to multiple routes of administration (subcutaneous, topical, intravitreal, IV)

3. Robust clinical dataset

Extensive clinical and safety data from multiple clinical trials

4. HSCT-TMA Phase 3

Phase 3 clinical trial in pediatric hematopoietic stem cell transplant-related thrombotic microangiopathy (HSCT-TMA); no approved therapies and ~80% mortality; FDA Orphan, Fast Track designations; Rare Pediatric Disease designation with potential for Priority Review Voucher upon approval; granted European Commission orphan drug designation; potential for adult indication

5. GA Pre-Clinical

Pre-clinical program investigating PAS-nomacopan in geographic atrophy (GA) with target dose interval of 3 months or longer without increased risk of choroidal neovascularization (CNV) which is associated with complement-only inhibitors approved for GA treatment

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Complement Technologies Continue to Garner Significant Investment

AKARI THERAPEUTICS

9 acquisitions 2017-2023 **14** collaborations 2017-2023

Company*	Company Value	Product(s)	Status/Phase	Type	Indications
Astra Zeneca / Alexion	$39 billion completed acquisition	Soliris®/Ultomiris®	On market	C5	PNH, aHUS, gMG, NMOSD / PHN, aHUS, gMG
Apellis	$7.70 billion market cap**	Empaveli®/Syfovre®	On market	C3	PNH / GA
Astellas / Iveric	$5.9 billion completed acquisition	IZERVAY™	On market	C5	GA
Amgen / ChemoCentryx	$3.7 billion completed acquisition	Tavneos®	On market	C5	ANCA-Vasculitis
UCB / Ra Pharma	$2.3 billion completed acquisition	zilucoplan	Phase 3	C5	gMG

* A selection of companies with complement therapeutics on market or in development **As of Mar 1, 2024

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Nomacopan Is a Novel Dual Action Recombinant Protein Discovered In Ticks

AKARI THERAPEUTICS



Ticks secrete immunomodulatory proteins that help them control host responses (inflammation, pain, itch and blood flow)

- These are the same responses that may be out of control in certain human autoimmune and inflammatory conditions

Nomacopan inhibits two pathways that can cause damaging inflammation, while preserving important immune functions (such as opsonization)

- C5a, LTB4 and MAC act jointly on neutrophils, macrophages and other cell types that can cause inflammation and damage
- Signaling interplay between C5 and LTB4 may lead to damaging inflammation


Complement
Leukotriene
Opsonization and clearance of immune complexes
C3b
C3
Amplification loop
C3b
Liver, Macrophages, etc.
C5 convertase
C5
Anaphylatoxins
C3a
C5a
Inflammation autoimmunity
C5b
C6
C7
C8
C9
Membrane attack complex (MAC)
Arachidonic acid
Lipoxygenases
LTA4
LTB4
1
nomacopan
2
Cell activation, lysis and autoimmunity
Nomacopan does not impair the anti-inflammatory action of the leukotriene pathway

Nunn MA, Sharma A, Paesen GC et al. Complement inhibitor of C5 activation from the soft tick Ornithodoros moubata. *J Immunol.* 2005; 174:2084-2091

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10 Pipeline Programs

Previous Areas of Clinical Development, Including PNH and BP, Support Current Development Pathways

AKARI THERAPEUTICS

- In addition to current areas of focus, Akari has conducted clinical research in several other areas, including Phase 2/3 clinical trials of subcutaneous nomacopan for treatment of bullous pemphigoid (BP) and paroxysmal nocturnal hemoglobinuria (PNH)
- This research set a solid foundation for the Phase 3 clinical trial in pediatric HSCT-TMA

- **In a Phase 3 study in PNH, 100% of untreated patients were transfusion dependent while 0% of nomacopan patients were transfusion dependent**
  - >32 patient years of nomacopan exposure in PNH in 19 patients

Proportion of PNH patients who were transfusion independent following entry to trial



N=4
N=5
Proportion transfusion free
Time (Days)
+ censored
rVA576 plus SoC (n=4)
SoC (n=5)

- **In clinical studies of nomacopan in BP, 7 of 9 patients responded to nomacopan[1]**
  - 3 showed >80% reduction in BPDAI by day 42 (BP disease activity)



Mean BPDAI Activity + 90% CI
Individual Patients BPDAI Activity
BPDAI Total Activity Score
Days
201-002
201-001
101-003
101-007
101-005
202-001
204-001

All prior treatment, including steroids, withdrawn ~one week prior to initiation of treatment with nomacopan. Lesional mometasone was administered to Day 21.

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1. Sadik CD, et al. Evaluation of nomacopan for treatment of bullous pemphigoid a phase 2a non0randomized controlled trial. JAMA Dermatol. 2022; 158: 641-649

12 AKARI DEVELOPMENT PROGRAMS

13 NOMACOPAN IN HSCT - TMA

Nomacopan May Be the First Treatment for HSCT-TMA, a Condition with Mortality Up to 80%

AKARI THERAPEUTICS

- HSCT-TMA is a rare but serious complication of HSCT involving complement activation, inflammation, tissue hypoxia and blood clots, leading to progressive organ damage and death
- Graft versus host disease is commonly present in patients with severe HSCT-TMA[1]
- Mortality is 80% across adults and children (severe)[2]
- No approved treatment options



Nomacopan in HSCT-TMA

1. Complement C5 inhibition efficacy

Nomacopan C5 inhibition supported by clinical PNH research[3]

2. Simple, fixed dosing

Nomacopan clinical trials are establishing a simple, fixed dose in children; ease of dosing at home or in hospital for adults

3. Rapid onset & offset of action

Rapid onset/offset of action allows complement re-activation when needed

4. LTB4 inhibition may slow GVHD progression

LTB4 is often elevated in patients with GVHD and nomacopan inhibition of LTB4 may slow GVHD progression[4]

1. Jodele S, et al. Complement blockade for TA-TMA: lessons learned from a large pediatric cohort treated with eculizumab. *Blood.* 2020;135(13):1049-1057.
2. Rosenthal J. Hematopoietic cell transplantation-associated thrombotic microangiopathy: a review of pathophysiology, diagnosis, and treatment. *J Blood Med.* 2016;7:181-186.
3. Schols S, Nunn MA, Mackie I et al. Succesful treatment of a PNH patient non-responsive to eculizumab with novel complement C5 inhibitor covers (nomacopan). Br J Hematol. 2020; 188: 332-340.
4. Takatsuka H, et al. Predicting the severity of intestinal graft-versus-host disease from leukotriene B4 levels after bone marrow transplantation. *Bone Marrow Transplant.* 2000;26(12):1313-1316.

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Clinical Trial Patient Case Study Presented at Two Transplantation and Cellular Therapy Meetings

AKARI THERAPEUTICS

A patient with severe pediatric HSCT-TMA, which typically involves multi-organ failure and other acute consequences, was discharged home from the hospital following treatment with nomacopan

- 6-year-old male received a cord blood HSCT for relapsed refractory acute myelogenous leukemia (AML)
- Post-transplant acute gut graft-versus-host disease (GVHD)
- TMA at day +66 post-transplant
- Treatment with a single-age, weight-based ablating dose of nomacopan day +74 followed by maintenance dosing for 21 days
- After a 3-day break in treatment for encephalopathy unrelated to nomacopan, treatment continued for a further 46 days until the end of the study with correction of the patient's urine protein creatinine ratio for ≥28 days
- Gut pathology and thrombocytopenia resolved
- No adverse events related to nomacopan


AK901 - CH50
101002
Break in nomacopan treatment for 3 days due to SAE (determined unrelated to nomacopan)
CH50 (U Eq/ml)
300
250
200
150
100
50
0
DAY 1 Pre Dose
DAY 1 3HR
DAY 1 6HR
DAY 1 12HR
DAY 2 Pre Dose
DAY 2 6HR
DAY 1 12HR
DAY 3 Pre Dose
DAY 4 Pre Dose
DAY 7 Pre Dose
DAY 7 3HR
DAY 7 6HR
DAY 1 12HR
DAY 14 Pre Dose
DAY 22 Pre dose (dose increase)
DAY 22 3HR...
DAY 22 6HR...
DAY 23 Pre dose (dose increase)
DAY 23 6 HR...
DAY 23 9 HR...
Day 24 Pre dose...
WEEK 4 Pre dose
WEEK 4 3HR
WEEK 4 6HR
WEEK 4 12HR
WEEK 8 Pre dose
Week 11...
Visit

Clinical Response to Nomacopan in the Pediatric HSCT-TMA Setting presented Feb. 16, 2023, at the Transplantation & Cellular Therapy Tandem Meetings. Poster available http://investor.akaritx.com/news-and-events/presentations

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16 GEOGRAPHIC ATROPHY (GA)

17 • Geographic atrophy (GA) manifests as a chronic progressive degeneration of the macula, which occurs during late - stage dry age - related macular degeneration (dAMD) and can lead to irreversible vision loss • Approximately 5 million people worldwide are affected, 1,2 with nearly 1 million in the U.S. 3 • The first treatments for GA have been approved by the FDA in 2023 References 1. Wong WL, et al. Global prevalence of age - related macular degeneration and disease burden projection for 2020 and 2040: a systematic review and meta - analysis. Lancet Glob Health. 2014;2(2):e106 - e116. 2. Rudnicka AR, et al. Age and gender variations in age - related macular degeneration prevalence in populations of European ancestry: a meta - analysis. Ophthalmology. 2012;119(3):571 - 580. 3. Friedman DS, et al. Prevalence of age - related macular degeneration in the United States [published correction appears in Arch Ophthalmol . 2011 Sep;129(9):1188]. Arch Ophthalmol . 2004;122(4):564 - 572. Geographic Atrophy (GA)

KOL Insights on GA Treatment Landscape and Unmet Needs 18 “ ” Despite FDA approvals of the first treatments for GA, there are still significant unmet needs. It’s important that we reduce the frequency of therapy, which must be administered through intravitreal injection into the eye. In addition, treating geographic atrophy while preventing choroidal neovascularization from developing is another important unmet need. Elias Reichel, M.D. Professor of Ophthalmology Tufts University School of Medicine A key opinion leader event hosted by Akari discussed GA diagnosis, treatment, and significant unmet needs https:// lifescievents.com /event/ akari - event/

PAS-Nomacopan May Provide 3 Key Benefits: Complement Inhibition, Fewer Doses & LTB4 Inhibition to Address CNV Risk

AKARI THERAPEUTICS



PAS-nomacopan in GA

1. Complement C5 inhibition to slow GA progression

Efficacy of complement C3 and C5 inhibition slowing progression of GA lesions is well understood[1,2]

2. Fewer needle injections into the eye

Frequent needle injections into the back of the eye, a source of fear, discomfort and disruption for patients[3]; potential for 4 or fewer injections with PAS-nomacopan each year

3. LTB4 inhibition may reduce risk of CNV

LTB4 inhibition may prevent VEGF-A overexpression, a key driver of sight-threatening CNV,[4] a safety risk (treated with VEGF inhibitors) associated with complement-only inhibitors approved for GA treatment

References

1. Liao DS, et al., Complement C3 inhibitor pegcetacoplan for geographic atrophy secondary to age-related macular degeneration - a randomised phase 2 trial. *Opthalmology* 2019; 127: 586-195.
2. Jaffe GJ, et al., C5 inhibitor avacincaptad peg for geographic atrophy due to age-related macular degeneration - a randomised pivotal phase 2/3 trial. *Ophthalmology* 2021; 128: 576-586.
3. McClard CK, et al. Questionnaire to Assess Life Impact of Treatment by Intravitreal Injections (QUALITII): Development of a patient-reported measure to assess treatment burden of repeat intravitreal injections. *BMJ Open Ophthalmol.* 2021;6(1):e000669.
4. Sasaki F, et al., Leukotriene B4 promotes neovascularisation and macrophage recruitment in murine wet-type AMD models. *JCI Insight* 2018; 3: e96902.

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Long - Acting PAS - Nomacopan Has Potential to Extend Intravitreal Dose Interval to 3 Months or Longer 1 10 100 1,000 10,000 0 20 40 60 80 100 120 PAS - nom concentration vitreous ( µg/mL) Time (days) 0.05mL PAS600-nomacopan (20 mg/mL) 0.05mL PAS600-nomacopan (60 mg/mL) Long - Acting PAS - Nomacopan Has Potential for 4 or Fewer Injections Into the Eye Per Year • PK/PD data show PAS - nomacopan has extended half - life in the eye after intravitreal injection (7.4 to 8.4 days), suggesting the dose interval may be 3 months or longer 1 Reference: 1. Weston - Davies, W., et al. Development of long - acting PAS - nomacopan for treatment of GA and other retinal diseases. Poster presen tation ARVO, 2022. 20 OBSERVED DATA IN RABBITS Predicted concentration 0.1mL PAS - nomacopan (60mg/mL) 50μL PAS - nomacopan 20mg/mL 50μL PAS - nomacopan 60mg/mL Source: PAS - nomacopan data generated from internal studies Retinal Bioavailability Retina 0 5 10 15 20 25 30 35 40 45 50 0 7 14 21 28 % OF VITREOUS CONCENTRATION (MEAN ± SEM) DAYS POST INJECTION Aflibercept PAS-nomacopan

PAS - Nomacopan Decreased VEGF Levels As Effectively As An Anti - VEGF Antibody In a Pre - Clinical Model V E G F ( p g / m l ) S a l i n e n o m a P A S - n o m a a n t i - V E G F H e a l t h y c t 0 100 200 300 p=0.044 p=0.048 Effect of PAS - nomacopan on VEGF levels in a standard pre - clinical model of severe uveitis 21 In a pre - clinical model of severe uveitis, long - acting PAS - nomacopan (single IVI) decreased VEGF levels (VEGF - A is a key driver of CNV) as effectively as anti - VEGF antibody treatment 1,2 LTB4 promotes laser induced CNV in a pre - clinical model of wet age related macular degeneration 3 Intravitreal VEGF concentration ( pg /ml) Nomacopan Saline Anti - VEGF Healthy control PAS - Nomacopan References 1. Eskandarpour M, et al., Leukotriene B4 and its receptor in experimental autoimmune uveitis and in human retinal tissues – clinical severity and LTB4 dependence of retinal Th17 cells. Am J Pathol . 2021; 191:320 - 334 2. Eskandapour M, et al., Immune mediated retinal vasculitis in posterior uveitis and experimental models: the leukotriene (LT)B4 - VEGF axis. Cells 2021; 10:396 3. Sasaki F, et al., Leukotriene B4 promotes neovascularization and macrophage recruitment inn murine wet - type AMD models. JCI Insight 2018; 3:e96902

22 THANK YOU